NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC (the 'Exchange' or the 'NYSE') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of Common Shares ('Common Shares') of Jaguar Mining Inc., (the 'Company') from listing and registration on the Exchange at the opening of business on July 9, 2013, pursuant to the provisions of Rule 12d2-2 (b), because, in the opinion of the Exchange, the Common Shares are no longer suitable for continued listing and trading on the Exchange. NYSE Regulation reached its decision to delist the Common Shares pursuant to Listed Company Manual Section 802.01C, in view of the fact that the Company’s Common Shares had fallen below the NYSE's continued listing standard for average closing price of less than $1.00 over a consecutive 30 trading day period and the Company failed to cure this non-compliance within the required timeframe. 1. The Exchange's Listed Company Manual, Section 802.01C, states, in part, that the Exchange would consider delisting a security of either a domestic or non-U.S. issuer when: average closing price of a security is less than $1.00 over a consecutive 30 trading-day period. 2. The Exchange, on June 3, 2013, determined that the Common Shares should be suspended from trading before the opening of the trading session on June 7, 2013, and directed the preparation and filing with the Commission of this application for the removal of the Common Shares from listing and registration on the Exchange. The Company was notified verbally and by letter on June 3, 2013. 3. Pursuant to the above authorization, a press release was issued on June 3, 2013, and an announcement was made on the 'ticker' of the Exchange at the close of the trading session on June 3, 2013 and other various dates of the proposed suspension of trading in the Common Shares. Similar information was included on the Exchange's website. Trading in the Common Shares on the Exchange was suspended before the opening of the trading session on June 7, 2013. 4. The Company had a right to appeal to the Committee for Review of the Board of Directors of NYSE Regulation the determination to delist its Common Shares, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of delisting determination. The Company did not file such request within the specified time period.